Exhibit 99.1

NEWS RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense’s Third-Quarter Revenues in Line with 2002, Continued Strong EPS and Cash Flow

Net Income 71 Cents Per Share Diluted on $508 Million Revenue

ARLINGTON, VA, October 23, 2003 – United Defense Industries, Inc. (NYSE:UDI) today reported net income of $37.4 million, or $0.71 per share on a fully diluted basis for the third quarter ended September 30, 2003. Net income declined from $45.1 million, or $0.85 per share diluted, in the year-earlier quarter reflecting a change in tax position.

Third-quarter revenues of $508 million were slightly less than the $530 million in the year earlier quarter, driven by lower Bradley Fighting Vehicle upgrades and M88 Hercules deliveries. This decline was substantially offset by an increase in ship repair and maintenance activity and Non-Line of Sight (NLOS) Cannon development sales.

Sales for the first nine months of 2003 were $1.5 billion, compared with $1.2 billion for the first nine months of 2002, an increase of 27 percent. United States Marine Repair (USMR), which United Defense acquired on July 2, 2002, accounted for 84 percent of the nine month increase. Net income for the first nine months of 2003 was $111.8 million, or $2.12 per share on a fully diluted basis, an increase of 22 percent over the first nine months of 2002 net income of $91.4 million, or $1.73 per share fully diluted.

“United Defense’s third quarter is right about where we expected it to be at this point in 2003,” said President and Chief Executive Officer Tom Rabaut. “We anticipated there would be a decline in Bradley Fighting Vehicle fieldings this quarter, but work on the Army’s Future Combat Systems Non Line of Sight Cannon and other artillery systems helped to offset the impact. We saw substantial growth in our ship repair business and it continues to perform well, benefiting from the Navy decision to expedite ship repairs and overhauls.”

“Recent Congressional budget decisions have been very supportive of ship repair work and the FY04 budget includes a number of additions for Bradley upgrades, various programs at our Louisville facility for the Navy’s Cruiser Conversion Program, assault amphibious vehicle upgrades and new funding for the Army’s Future Combat Systems, including the NLOS Cannon,” said Rabaut.

Provision for income taxes for the quarter was $20.3 million compared with $0.5 million in the same period of 2002, primarily due to the unavailability of net operating loss carry forwards in the third quarter of 2003 that substantially offset income tax expense in 2002.

New orders of $436 million in the third quarter of 2003 maintained United Defense’s fully funded backlog at the $2.2 billion level reported at the end of the second quarter.

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $64.9 million in the quarter and $140.0 million for the first nine months of 2003.

About United Defense Industries, Inc.
 United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements
 Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on form 10-K for the year ended December 31, 2002, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
 Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/915-4836 or toll (International): 973/317-5319. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access www.uniteddefense.com or call 1-800-428-6051, passcode 308685 at any time beginning after 2:00 pm today through Oct. 30, 2003 to listen to a replay of the Web cast.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended		9 mos. ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Revenues	$507.9	$529.7	$1,527.9	$1,204.2

Costs and expenses:
Cost of sales	(400.3)	(427.0)	(1,210.1)	(971.7)
Selling, general and administrative expenses	(36.4)	(37.5)	(115.3)	(98.0)
Accelerated amortization of intangibles	(1.7)	—	(1.7)	—
Research and development	(10.7)	(7.6)	(16.7)	(22.8)

Total expenses	(449.1)	(472.1)	(1,343.8)	(1,092.5)

Income from operations	58.8	57.6	184.1	111.7

Earnings (loss) related to investments in affiliates	5.0	(0.6)	16.6	6.6

Net interest expense & other	(6.1)	(11.4)	(18.9)	(21.9)

Income before income taxes	57.7	45.6	181.8	96.4
Provision for income taxes	(20.3)	(0.5)	(70.0)	(5.0)

Net income	$37.4	$45.1	$111.8	$91.4

Earnings per common share:
Basic	$0.72	$0.88	$2.16	$1.78

Diluted	$0.71	$0.85	$2.12	$1.73

Weighted average common shares outstanding (in millions):
Basic	52.0	51.5	51.9	51.2

Diluted	53.0	52.8	52.8	52.7

Revenue by Program
Dollars in Millions

	3 mos. ended		9 mos. ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Defense Systems:
Bradley Family of Vehicles	$46.7	$125.3	$257.5	$266.3
Naval Ordnance	64.1	55.9	181.3	140.7
Vertical Launch System	32.0	29.8	81.3	88.7
Combat, Engineering and Recovery Vehicles	19.5	41.8	85.8	107.4
Artillery Systems	117.5	86.3	237.5	252.7
Assault Amphibious Vehicles	32.5	21.3	97.0	42.8
Other	63.1	63.6	211.0	199.9

Total Defense Systems	$375.4	$424.0	$1,151.4	$1,098.5

Ship Repair and Maintenance	132.5	105.7	376.5	105.7

Total Revenue	$507.9	$529.7	$1,527.9	$1,204.2

Cash Flow

	3 mos. ended		9 mos. ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Net Cash from Operating Activities	$73.4	$30.7	$172.2	$75.7

Net Cash used in Investing Activities:
Net Capital Spending	(8.5)	(5.7)	(32.2)	(13.2)

Free Cash Flow	$64.9	$25.0	$140.0	$62.5

Purchase of Cell ITS	—	—	—	(4.1)
Purchase of USMR	—	(307.4)	—	(307.4)

Cash Flow	$64.9	$(282.4)	$140.0	$(249.0)